Registration No. 33-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                            _________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            _________________________


                          STONE & WEBSTER, INCORPORATED
             (Exact name of registrant as specified in its charter)


         Delaware                                           13-5416910
       (State or other jurisdiction of      (I.R.S. Employer Identification No.)
   incorporation or organization)


                 250 West 34th Street, New York, New York 10119
                    (Address of principal executive offices)

                                 1997 Stock Plan
                           for Non-Employee Directors
                                       of
                          Stone & Webster, Incorporated
                            (Full title of the plan)
                            _________________________

                           Peter F. Durning, Secretary
                          Stone & Webster, Incorporated
                              250 West 34th Street
                            New York, New York 10119
                     (Name and address of agent for service)

                                 (212) 290-7500
          (Telephone number, including area code, of agent for service)
                           ___________________________

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
Title of                         Proposed        Proposed
each class                       maximum         maximum
of securities     Amount         offering        aggregate     Amount of
to be             to be          price per       offering      registration
registered        registered     unit(1)         price(1)      fee
---------------------------------------------------------------------------
Common Stock,     100,000        $31.875         $3,187,500    $965.61
$1 par value      shares

_______________
(1) The price of $31.875 per share, which was the average of the high and low prices of Common Stock as reported on the New York Stock Exchange consolidated reporting system on January 10, 1997, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(h).

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

           Item 1.Plan Information.*

           Item 2.Registrant Information and Employee Plan Annual Information.*























          * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Note to Part I of Form S-8.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The documents listed below are hereby incorporated by reference and made a part hereof, and all documents subsequently filed by Stone & Webster, Incorporated (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

               (a) The annual report on Form 10-K of the Company for the year ended December 31, 1995 (and the documents incorporated by reference therein).

               (b) All other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

               (c) The description of the Company's Common Stock which is contained in the Company's registration statement filed under the Securities Exchange Act of 1934, including any amendments or reports filed for purposes of updating such descriptions.

               (d) The Company's  definitive  proxy  statement filed pursuant to
          Section 14 of the Securities Exchange Act of 1934 in connection with the 1996 Annual Meeting of Shareholders.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The consolidated financial statements and the financial statement schedule of the Company and its Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers.

          Section 145 of Chapter 1 of the General Corporation Law of the State of Delaware and Section 14 of Article Sixth of the Company's Restated Certificate of Incorporation permit the indemnification under certain circumstances of directors or officers of the Company and its subsidiaries for expenses incurred in connection with the defense of actions, suits or proceedings against them as such directors or officers. The Company has purchased from the American International Group a Directors, Officers and Corporate Liability policy under which the directors and officers of Stone & Webster, Incorporated and its subsidiaries and the Company are insured against loss arising from any claim made against them by reason of any wrongful act in their respective capacities.

          The Shareholders of the Company have approved amendments to the Restated Certificate of Incorporation of the Company which limit the personal liability of the directors to the Company or its Shareholders for monetary damages arising out of the directors' breach of their fiduciary duty of care under certain circumstances, as permitted by the Delaware General Corporation Law.



Item 7.  Exemption from Registration Claimed.

                           Not applicable.

Item 8.  Exhibits.

          Certain of the following exhibits are filed herewith. Certain other of the following exhibits have been filed with the Commission and are incorporated herein by reference.

          4-a  Restated   Certificate  of  Incorporation,   defining  rights  of
               security holders (Exhibit (3)(a), Form 10-K for the fiscal year ended December 31, 1990 (File No. 1-1228)).

          4-b  Rights  Agreement,  dated as of August 15, 1996,  between Stone &
               Webster,   Incorporated  and  ChaseMellon  Shareholder  Services,
               L.L.C. (Exhibit 1.1, Form 8-A dated August 16, 1996).

          *4-c 1997 Stock Plan for  Non-Employee  Directors  of Stone & Webster,
               Incorporated.

          *5 Opinion dated January 14, 1997 of Coudert Brothers as to the legality of securities to be registered.

          *23-a Consent of Coopers & Lybrand L.L.P.

          23-b The consent of Coudert Brothers is contained in the opinion of such firm filed herewith as Exhibit 5.


                           -----------------
                           *Filed herewith



Item 9.  Undertakings.


               (1) The undersigned registrant hereby undertakes (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (which shall not include the insurance described under Item 6 above) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in the first sentence under Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Stone & Webster, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 14th day of January, 1997.

                                                  STONE & WEBSTER, INCORPORATED
                                                              (Registrant)


                                                  By    /s/ Jeremiah P. Cronin
                                                        Jeremiah P. Cronin
                                                        Executive Vice President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                  Title                                         Date


/s/H. Kerner Smith         President and                        January 14, 1997
H. Kerner Smith            Chief Executive Officer
                           (Principal Executive
                           Officer), and
                           Director

/s/Jeremiah P. Cronin      Executive Vice President             January 14, 1997
Jeremiah P. Cronin         (Principal Financial
                           Officer)


/s/Daniel P. Levy          Corporate Controller                 January 14, 1997
Daniel P. Levy             (Principal Accounting Officer)


/s/Frank J. A. Cilluffo    Director                             January 14, 1997
Frank J. A. Cilluffo


/s/Donna R. Fitzpatrick    Director                             January 14, 1997
Donna R. Fitzpatrick


/s/Kent F. Hansen          Chairman of the Board                January 14, 1997
Kent F. Hansen             and Director


/s/Elvin R. Heiberg, III   Director                             January 14, 1997
Elvin R. Heiberg, III


/s/David N. McCammon       Director                             January 14, 1997
David N. McCammon

/s/John P. Merrill, Jr.    Director                             January 14, 1997
John P. Merrill, Jr.


/s/J. Angus McKee          Director                             January 14, 1997
J. Angus McKee


/s/Bernard W. Reznicek     Director                             January 14, 1997
Bernard W. Reznicek


/s/Edward J. Walsh         Executive Vice President             January 14, 1997
Edward J. Walsh            and Director


/s/Peter M. Wood           Director                             January 14, 1997
Peter M. Wood

                                  EXHIBIT INDEX


     Exhibit Number                     Exhibit                       Page
           4-c            1997 Stock Plan for Non-Employee            II-8
                          Directors of Stone & Webster,
                          Incorporated.

           5              Opinion dated January 14, 1997 of          II-13
                          Coudert Brothers as to the
                          legality of securities to be
                          registered.

          23-a            Consent of Coopers & Lybrand L.L.P.        II-15

                                   EXHIBIT 4-c

                   1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                                       OF
                          STONE & WEBSTER, INCORPORATED

     1. Purpose

     The purpose of the 1997 Stock Plan for  Non-Employee  Directors  of Stone &
Webster, Incorporated (the "Plan") is to promote the long-term growth and financial success of Stone & Webster, Incorporated (the "Company") by attracting and retaining non-employee directors of outstanding ability and by promoting a greater identity of interest between its non-employee directors and its stockholders.

     2. Definitions

     The following capitalized terms used herein have the following meanings:

     "Annual Retainer" means the annual compensation to be paid to each Non-Employee Director in the amount of $8,000.

     "Annual Stock Grant" means the annual stock grant to be awarded to each Non-Employee Director in the amount of 400 shares of Common Stock.

     "Board of Directors" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Compensation Committee of the Board of Directors or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of the Compensation Committee.

     "Common Stock" means the Company's Common Stock, $1.00 par value per share.

     "Director Meeting Fees" means fees earned by Non-Employee Directors by attendance at meetings of the Board of Directors and at meetings of any committee of the Board of Directors of which such Non-Employee Director is a member.

     "Fair Market Value" means, as of any date of the determination thereof, the per share price of the last sale of Common Stock on such date of determination or, if such date is not a trading date, on the trading date immediately preceding such date of determination, based on the composite transactions in the Common Stock as reported by The Wall Street Journal (or any successor publication thereto).

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "Non-Employee   Director"   shall  have  the  meaning  set  forth  in  Rule
16b-3(b)(3) of the 1934 Act.




     3. Term

     The Plan shall become effective as of the date the Plan is approved by the Board of Directors. Once effective, the Plan shall operate and shall remain in effect until terminated by action of the Board of Directors as provided in
Section 10 hereof.

     4. Plan Operation

     The Plan is intended to comply with all exemptive conditions under Rule 16b-3 promulgated under the 1934 Act. The Committee shall have the power and authority to construe and interpret the provisions of the Plan. Decisions of the Committee shall be final and conclusive.

     5. Participation

     All Non-Employee Directors shall be eligible to participate in the Plan.

     6. Payment of Annual Retainer; Award of Annual Stock Grant

          (a) Payment of Annual Retainer. As soon as practicable, but no later than 30 days after the first day of each calendar quarter, each person who is a Non-Employee Director at any such first day of a calendar quarter shall be paid one-fourth (1/4) of the Annual Retainer. A person who becomes a Non-Employee Director at any time after the first day of any calendar quarter shall be paid, as soon as practicable but no later than 30 days after the end of such calendar quarter, that portion of the Annual Retainer equal to the amount calculated by multiplying $8,000 by a fraction, the numerator of which is the number of whole months such person served as a Non-Employee Director during such calendar quarter (with service by any such Non-Employee Director for at least 15 days in any month being considered service for a whole month), and the denominator of which is 12.

          (b) Award of Annual Stock Grant. As soon as practicable, but no later than 30 days after the first day of each calendar quarter, each person who is a Non-Employee Director at any such first day of a calendar quarter shall be awarded that number of shares of Common Stock equal to one-fourth (1/4) of the Annual Stock Grant. A person who becomes a Non-Employee Director at any time after the first day of any calendar quarter shall be awarded, as soon as practicable but no later than 30 days after the end of such calendar quarter, that number of shares of Common Stock (rounded up to the next whole share in the event of a fractional share) equal to the amount calculated by multiplying 400 by a fraction, the numerator of which is the number of whole months such person served as a Non-Employee Director during such calendar quarter (with service by any such Non-Employee Director for at least 15 days in any month being considered service for a whole month), and the denominator of which is 12.

     7. Director Meeting Fees

          (a) Election to Receive Director Meeting Fees in Stock in Lieu of Cash. Except as set forth in the Plan, a Non-Employee Director may elect to receive all or a portion of Director Meeting Fees in the form of shares of Common Stock, with such shares of Common Stock being paid in arrears on a calendar quarter basis. The number of shares (rounded up to the next whole share in the event of a fractional share) for a calendar quarter payable to a Non-Employee Director (or to any person who was a Non-Employee Director for a portion of such calendar quarter) who has elected to receive Director Meeting Fees in the form of shares (i) shall be in an amount having the aggregate Fair Market Value, as of the first day of any such calendar quarter, equal to the amount of Director Meeting Fees which have been earned in such quarter and which were elected to be paid in shares of Common Stock, and (ii) shall be received by the Non-Employee Director (or any person who was a Non-Employee Director for a portion of such calendar quarter) as soon as practicable, but no later than 30 days after the end of such calendar quarter.

          (b) Elections. All elections under Section 7(a) for the payment of all or a portion of Director Meeting Fees in the form of Common Stock (i) shall be made in writing, (ii) shall be delivered to the Secretary of the Company, (iii) shall be irrevocable for the calendar year next succeeding such election (or, in the case of any person who becomes a Non-Employee Director during a calendar year, for the remainder of such calendar year during which such Director Meeting Fees are to be paid to such Non-Employee Director in shares of Common Stock), and (iv) shall specify the portion (in 25% increments) of such Director Meeting Fees to be paid in shares of Common Stock. All such elections shall be made annually before the first meeting in the following calendar year at which Director Meeting Fees are to be earned (or, in the case of any person who becomes a Non-Employee Director during a calendar year, prior to the date any such Director Meeting Fees are to be paid to such Non-Employee Director in shares of Common Stock).

     8. Limitations and Conditions

          (a) Total Number of Shares. The total number of shares of Common Stock that may be issued to Non-Employee Directors under the Plan is 100,000 shares. The shares of Common Stock deliverable under the Plan may be authorized and unissued shares or reacquired shares. The foregoing number may be increased or decreased by the events set forth in Section 9 below. No fractional shares shall be issued hereunder. In the event a Non-Employee Director is entitled to a fractional share, such share amount shall be rounded upward to the next whole share amount.

          (b) No Additional Rights. Nothing contained herein shall be deemed to create a right in any Non-Employee Director to remain a member of the Board of Directors, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any cash or shares of Common Stock under the Plan, except as set forth in the Plan.

     9. Stock Adjustments

     In the event that at any time after the effective date of the Plan the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or any similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 8(a), or
(ii) the class of shares that may be issued under the Plan.

     10. Amendment and Termination

     This Plan may be amended, suspended or terminated by action of the Board of Directors; provided, however, that the provisions of the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

     11. Nonassignability

     No right to receive any shares of Common Stock under the Plan shall be assignable or transferable by such Non-Employee Director other than by will or the laws of descent and distribution.

                                    EXHIBIT 5

                                COUDERT BROTHERS
                           1114 Avenue of the Americas
                            New York, New York 10036





January 14, 1997



Stone & Webster, Incorporated
250 West 34th Street
New York, New York  10119

                           Re:      Stone & Webster, Incorporated
                                    Registration Statement on form S-8

Ladies and Gentlemen:

     We have acted as counsel to Stone & Webster, Incorporated, a Delaware corporation (the "Corporation"), in connection with the Corporation's filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the 1997 Stock Plan for Non-Employee Directors of Stone & Webster, Incorporated (the "Plan"). The Registration Statement covers 100,000 shares of the Common Stock, $1.00 par value, of the Corporation (the "Shares") to be delivered pursuant to the Plan.

     Based upon examination of originals or copies, certified or otherwise identified to our satisfaction as being true and correct copies, of such corporate records, certificates of public officials and other documents and upon such investigations of law, all as we have considered necessary or appropriate for the purpose of this opinion, we are pleased to advise you that in our opinion:

          1. The Corporation is an existing corporation in good standing under the laws of the State of Delaware.

          2. When the Registration Statement shall become effective and the Shares are delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                                       Very truly yours,


                                                       /s/Coudert Brothers

                                  EXHIBIT 23-a

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                                    ---------



     We consent to the incorporation by reference in this Registration Statement of Stone & Webster, Incorporated on Form S-8 of our report dated February 20, 1996, on our audits of the consolidated financial statements and financial statement schedule of Stone & Webster, Incorporated and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Company's 1995 Annual Report on Form 10-K.

     We further consent to the reference to our firm in this Registration Statement under the caption "Interests of Named Experts and Counsel."




                                                     /s/COOPERS & LYBRAND L.L.P.


New York, New York
January 14, 1997